Exhibit 99.1

Globecomm Systems Announces Record Revenues for Fiscal
2007 Third Quarter and Nine-Month Financial Results

•	Earnings Per Diluted Share increased 75.0% to $0.14 in the Third Quarter of Fiscal 2007 as Compared to Earnings Per Diluted Share of $0.08 in the Third Quarter of Fiscal 2006
•	Revenues Increased 26.0 % in the Third Quarter of Fiscal 2007 as Compared to the Third Quarter of Fiscal 2006
•	Company acquires GlobalSat Division of Lyman Bros., Inc.

HAUPPAUGE, N.Y.—(BUSINESS WIRE)—May 10, 2007—Globecomm Systems Inc. (NASDAQ: GCOM-News), a global provider of end-to-end satellite-based communications solutions, today announced financial results for the Company’s fiscal 2007 third quarter and nine months ended March 31, 2007.

Fiscal Year 2007 Third Quarter Results

Revenues for the Company’s fiscal 2007 third quarter increased 26.0% to a record $39.1 million, compared to $31.0 million in the same period last year.  Revenues from ground segment systems, networks and enterprise solutions increased by 34.1% to $31.8 million driven by the pre-engineered systems product line primarily due to the continued success in the government marketplace.  Revenues from data communications services remained unchanged at $7.3 million compared to the same period last year.  Overall, revenues in the government marketplace as a percentage of total revenues increased to 76% for the three-months ended March 31, 2007 from 48% in the same period last year.

Net income for the Company’s fiscal 2007 third quarter increased 88.2% to $2.3 million, or $0.14 per diluted share, compared to net income of $1.2 million, or $0.08 per diluted share, in the third quarter of fiscal 2006.  The increase in net income was driven by the increase in revenues, coupled with an increase in gross margin in the pre-engineered systems sold.

Fiscal Year 2007 Nine-Month Results

Revenues for the Company’s fiscal 2007 nine months ended March 31, 2007 increased 12.2% to a record $101.6 million, compared to $90.5 million in the same period last year.   Revenues from ground segment systems, networks and enterprise solutions increased 11.9% to $77.6 million driven by increased sales in the pre-engineered systems product line in the government marketplace.  Revenues from the data communications services business segment increased 13% to $23.9 million primarily driven by an increase in life cycle support services.  Overall, revenues in the government marketplace as a percentage of total revenues increased to 68% for the nine months ended March 31, 2007 from 51% in the same period last year.

Net income for the Company’s first nine months of fiscal 2007 increased 69.1% to $5.1 million, or $0.31 per diluted share, compared to net income of $3.0 million, or $0.19 per diluted share, in the same period last year.  The increased revenue and an increase in the overall gross margin percentage of the Company drove the increase in net income. The improvement in gross margin is due to increased revenue in the government marketplace in both the pre–engineered systems product line in the ground segment systems, networks and enterprise solutions segment and life cycle support services in the data communications services business segment.

Management’s Review of Results

David Hershberg, Chairman and CEO of the Company, said, “Subsequent to the end of the third quarter Globecomm acquired the GlobalSat division of Lyman Bros., Inc.  GlobalSat brings both customer reach and management depth, and was a natural cultural fit with Globecomm.  GlobalSat significantly increases the Company’s recurring revenue base and presence in the government marketplace.  The acquisition met stringent criteria developed by Globecomm’s management team and we intend to provide GlobalSat with the full breadth of the Company’s resources to assure the success of this transaction and to enhance shareholder value.”  Mr. Hershberg continued, “The Company continues to execute on its long-term strategy as evidenced by record third quarter revenues and looks forward to finishing the current fiscal year breaking top and bottom line Company records.  In the third quarter, Globecomm forged a technology partnership with UTStarcom to demonstrate the power of a hosted satellite solution to satisfy the growing need to supply service to small and dispersed cellular systems, and teamed up with Vanu®, Inc. to create a high performance, low cost solution for cellular rural operators.  We are seeing multiple opportunities in these marketplaces and believe that this will be growth areas for years to come.”

Management’s Current Expectations for the Fiscal Year Ending June 30, 2007

Globecomm continues to expect record consolidated revenues for fiscal year 2007 in excess of $145 million, or at least a 15% increase over fiscal 2006, and record earnings per diluted share in excess of $0.45 per share, representing at least a 67% increase over fiscal 2006 earnings per diluted share, excluding a net non-recurring gain in fiscal 2006 in the amount of $0.02 of earnings per diluted share.

These expectations reflect actual results for the nine months ended March 31, 2007 and management’s current view of the next three months.  Actual results for fiscal year 2007 will remain susceptible to factors in certain areas of the world. This may include, but is not limited to, major disruptions in the marketplaces we operate due to political unrest, local violence, global economic recession and changes in United States Government foreign policy.  Results will also remain susceptible to possible cost overruns on projects, unfavorable product mix and timing of or failure to book and turn certain projects included in our projections.

About Globecomm Systems

Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, managed network services and life cycle support services. Globecomm’s customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.

Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, Hong Kong, the United Kingdom, the United Arab Emirates and Afghanistan.

Certain of the statements contained in this press release may be deemed forward-looking statements. Such statements, and other matters addressed in this press release, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from these statements and matters include risks and other factors detailed, from time to time, in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which the Company urges investors to consider. These risks and other factors include, but are not limited to the failure to obtain recurring service revenues in the government marketplace as anticipated; the inability to successfully integrate the operations of the acquired business into our own; and general and political and economic instability in the United States and abroad, including the hostilities in Iraq and Afghanistan.

CONTACT: Globecomm Systems Inc.
David Hershberg, 631-231-9800
or
Investor Relations:
Matthew Byron, 631-457-1301

or

Fax: 631-231-1557

info@globecommsystems.com

www.globecommsystems.com.
SOURCE: Globecomm Systems Inc.

-Financial tables follow-

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2007	2006	2007	2006

Revenues from ground segment systems, networks and enterprise solutions	$31,818	$23,735	$77,630	$69,358
Revenues from data communications services	7,299	7,306	23,927	21,171
Total revenues	39,117	31,041	101,557	90,529
Costs and operating expenses:
Costs from ground segment systems, networks and enterprise solutions	25,225	19,616	62,502	57,842
Costs from data communications services	6,131	5,873	19,694	17,584
Selling and marketing	2,290	1,871	5,831	5,000
Research and development	440	268	963	538
General and administrative	3,033	2,379	8,398	7,187
Total costs and operating expenses	37,119	30,007	97,388	88,151
Income from operations	1,998	1,034	4,169	2,378

Interest income	391	247	1,007	703
Income before income taxes	2,389	1,281	5,176	3,081

Provision for income taxes	57	42	122	92
Net income	$2,332	$1,239	$5,054	$2,989

Basic net income per common share	$0.15	$0.08	$0.32	$0.20
Diluted net income per common share	$0.14	$0.08	$0.31	$0.19

Weighted-average shares used in the calculation of basic net income per common share	16,045	15,098	15,620	14,940
Weighted-average shares used in the calculation of diluted net income per common share	16,954	15,682	16,473	15,547

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	June 30,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,768	$24,512
Accounts receivable, net	26,667	30,837
Inventories	16,770	13,058
Prepaid expenses and other current assets	1,718	1,131
Deferred income taxes	22	22
Total current assets	74,945	69,560
Fixed assets, net	27,368	15,510
Goodwill	7,204	7,204
Other assets	908	960
Total assets	$110,425	$93,234

Liabilities and Stockholders’ Equity
Current liabilities	$30,928	$25,865
Other liabilities	1,077	353
Total stockholders’ equity	78,420	67,016
Total liabilities and stockholders’ equity	$110,425	$93,234